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CUSIP NO. 236274106                  13D/A                   Page 23 of 29 Pages




                                    EXHIBIT 7


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CUSIP NO. 236274106                  13D/A                   Page 24 of 29 Pages


                [LETTERHEAD OF EQUITY GROUP INVESTMENTS, L.L.C.]



                                            April 14, 1999


Board of Directors
Danielson Holding Corporation
767 Third Avenue
New York, NY 10017-2023

Attention:        Martin J. Whitman
                  Chairman and Chief Executive Officer

Ladies and Gentlemen:

         This letter will confirm our understanding of the basis on which Equity Group Investments, L.L.C. ("EGI") will provide, on a non-exclusive basis, certain advisory services to Danielson Holding Corporation (together with its affiliates and subsidiaries, the "Company") in connection with potential business acquisitions by the Company, whether by purchase of capital stock or other assets or by merger, joint venture or otherwise ("Acquisition Transactions").

         1. Services. To the extent requested by the Company and deemed appropriate by EGI, EGI shall assist the Company in identifying and evaluating candidates for Acquisition Transactions, assist the Company in evaluating and responding to inquiries and proposals that may be received by the Company regarding potential Acquisition Transactions, assist the Company in negotiations in respect of Acquisition Transactions and consult with and assist counsel and accountants in the structuring and execution of Acquisition Transactions.

         2. Transaction Fee. In consideration of our services as described herein, the Company agrees to pay EGI, at the closing of any Acquisition Transaction in respect of which the Acquisition Committee of the Company's Board of Directors (or the Board of Directors in the event there is no Acquisition Committee) has determined, by the affirmative vote of a majority of its members, that EGI has provided material services as contemplated by this letter, a transaction fee in cash in the amount of 1% of the Aggregate Consideration (as hereinafter defined) in the Acquisition Transaction. "Aggregate Consideration" means the sum of the value of all cash, securities (whether debt or equity) and other property paid or payable or otherwise to be distributed (including, without limitation, by exchange of securities) by the Company to the selling party or its equity owners, plus the amount of indebtedness, preferred stock or similar items assumed or remaining outstanding, in connection with an Acquisition Transaction.

         3. Reimbursement of Expenses. In addition to the fee described above and whether or not any proposed Acquisition Transaction is consummated, the Company agrees to periodically reimburse EGI, upon request: (i) EGI's travel and other out-of-pocket expenses, provided, however, that in the event such expenses exceed $5,000 in the aggregate with respect to any single proposed Acquisition Transaction, EGI shall first obtain the Company's consent before incurring additional reimbursable expenses, and (ii) provided the Company's prior consent to their engagement with respect to any particular proposed Acquisition


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CUSIP NO. 236274106                  13D/A                   Page 25 of 29 Pages

Transaction is obtained, all reasonable fees and disbursements of counsel (including, without limitation, the law firm of Rosenberg & Liebentritt, P.C.), accountants and other professionals, incurred from and after the date hereof in connection with EGI's services under this letter. The Company agrees that, in lieu of reimbursing EGI for such expenses, EGI may forward to the Company invoices for the same, and the Company shall promptly pay such invoices directly to the payee.

         4. Indemnification; No Liability. In consideration of our services as described herein, the Company agrees to indemnify and hold harmless EGI, its direct and indirect affiliates and each of their respective directors, officers, agents, employees, representatives, shareholders, partners, members and other affiliated persons (each of the foregoing an "Indemnified Party) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof) relating to or arising out of this letter agreement or EGI's provision of services hereunder and will reimburse each Indemnified Party for reasonable attorneys', accountants', investigators', and experts' fees and expenses and other out-of-pocket fees and expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined in a final unappealable judgment to have arisen primarily from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification. In addition, neither EGI nor any other Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) related to or arising from this letter agreement or EGI's provision of services hereunder, except for liability for losses, claims, damages and expenses that a court of competent jurisdiction shall have determined in a final unappealable judgment to have arisen primarily from EGI's gross negligence, bad faith or willful misconduct. The Company expressly acknowledges and agrees that each Indemnified Party is an intended third party beneficiary of this paragraph 4, and that each Indemnified Party shall have the right individually to enforce the terms and provisions of this paragraph 4.

         5. This letter agreement (a) shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to the principles of conflicts of law, (b) contains the complete and entire understanding and agreement of EGI and the Company with respect to the specific subject matter hereof, and supersedes all unperformed prior understandings, conditions and agreements, oral or written, express or implied, respecting EGI's provision of services in connection with any contemplated Acquisition Transaction and the other subject matter specifically addressed herein, and (c) may be amended or modified in a writing duly executed by both of the parties hereto and not by any course of conduct, course of dealing or purported oral amendment or modification. The waiver by either party of a breach of any provision of this letter agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

         6. Neither EGI nor the Company may assign or delegate their rights or obligations under this letter agreement without the express written consent of the other party hereto, which consent shall not be unreasonably withheld, except that (i) EGI may assign any and all of its rights under this letter agreement to receive payment of fees and reimbursement of EGI's expenses as provided in this letter agreement, and (ii) the Company's rights and obligations hereunder may be assigned and delegated by operation of law pursuant to any merger, reorganization or similar business combination. This letter agreement and all the obligations and



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CUSIP NO. 236274106                  13D/A                   Page 26 of 29 Pages


benefits hereunder shall be binding upon and shall inure to the successors and permitted assigns of the parties.

         If the foregoing accurately sets forth our understanding, please so signify by signing and returning to us the enclosed duplicate hereof.

                                            Very truly yours,

                                            EQUITY GROUP INVESTMENTS, L.L.C.

                                            By: /s/ Donald J. Liebentritt
                                               ---------------------------------
                                                Vice President



Accepted and agreed
to as of the date
first above written:

DANIELSON HOLDING CORPORATION


By: /s/ David Barse
   --------------------------
    President

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CUSIP NO. 236274106                  13D/A                   Page 27 of 29 Pages



                                  June 2, 1999


Board of Directors
Danielson Holding Corporation
767 Third Avenue
New York, NY 10017-2023

Attention:        Martin J. Whitman
                  Chairman and Chief Executive Officer

Ladies and Gentlemen:

         Reference is made to that certain Letter Agreement ("Letter Agreement"), dated April 14, 1999, by and between Equity Group Investments, L.L.C. ("EGI") and Danielson Holding Corporation (the "Company") pursuant to which the Company and EGI agreed to the terms and conditions under which EGI may provide certain advisory services to the Company.

         Pursuant to Section 5(c) of the Letter Agreement, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, EGI and the Company hereby agree that the first full paragraph of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

         "This letter will confirm our understanding of the basis on which Equity Group Investments, L.L.C. ("EGI") will provide, on a non-exclusive basis, certain advisory services to Danielson Holding Corporation (the "Company") in connection with potential business acquisitions by the Company, whether by purchase of capital stock or other assets or by merger, joint venture or otherwise ("Acquisition Transactions")."

         Except as expressly modified hereby, the Company and EGI hereby reaffirm each and every provision set forth in the Letter Agreement and, except as modified hereby, the Company and EGI acknowledge and agree that each provision and obligation therein continues in full force and effect.



                                            Very Truly Yours,



                                            Equity Group Investments, L.L.C.



                                            By: /s/ Donald J. Liebentritt
                                               ---------------------------------
                                                Vice President

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CUSIP NO. 236274106                  13D/A                   Page 28 of 29 Pages

Accepted and Agreed
to as of the date
first above written:


Danielson Holding Corporation



By: /s/ David Barse
   --------------------------
    President


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                                                             Page 29 of 29 Pages

DANIELSON HOLDING CORPORATION
--------------------------------------------------------------------------------
767 THIRD AVENUE - NEW YORK, NY 10017-2023
Tel: 212-888-0347  -  Fax:  212-735-0003


April 1, 2002

Equity Group Investments, LLC
2 N. Riverside Plaza
Suite 600
Chicago, IL  60606

Ladies and Gentlemen:

     Reference is made to that certain Letter Agreement dated April 14, 1999 (the "Letter Agreement") between Equity Group Investments, LLC ("EGI") and Danielson Holding Corporation ("DHC"). Pursuant to paragraph 2 of that Letter Agreement, DHC agreed to pay EGI a "Transaction Fee" in connection with an "Acquisition Transaction" as defined in the Letter Agreement. EGI and DHC hereby agree that, as previously verbally agreed, EGI has provided certain material services in connection with the potential acquisition of American Commercial Lines Holding, LLC ("ACL Holdings") and that the Transaction Fee relating to an acquisition of ACL Holdings shall be $3 million. This fee shall be payable upon the closing of the transaction. No additional fees shall be payable to EGI pursuant to the Letter Agreement relating to any acquisition by DHL of ACL Holdings and/or any present subsidiary or asset of ACL Holdings.

                                           Very truly yours,

                                           DANIELSON HOLDING CORPORATION



                                           By:       /s/ David Barse
                                               ---------------------------------
                                           Name:     DAVID BARSE
                                           Title:    PRESIDENT

Accepted and agreed
to as of the date first
above written

EQUITY GROUP INVESTMENTS, LLC


By:      /s/ William C. Pate
   --------------------------------
Name:    William C. Pate
Title    Managing Director